UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ZYNEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 28, 2025

Dear Stockholder,

I am pleased to extend this invitation to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Zynex, Inc. to be held at 9:00 a.m., local time, on May 15, 2025, at the Company’s corporate headquarters at 9655 Maroon Circle, Englewood, Colorado 80112. The attached notice of Annual Meeting and proxy statement describe the matters to be presented at the Annual Meeting and provide information about us that you should consider when you vote your shares.

The principal business of the meeting will be (i) to elect as directors the nominees named in the proxy statement to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until the earlier of their resignation or removal, (ii) to ratify the selection of CBIZ CPAs P.C. as our independent public accountant for the fiscal year ending December 31, 2025, and (iii) to consider and transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reading the proxy statement, you are urged to complete, sign, date and return the enclosed proxy card, or respond via Internet or telephone, promptly in accordance with the instructions set forth on the proxy card. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.

Best regards,

Thomas Sandgaard
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2025

To the Stockholders of Zynex, Inc.:

You are invited to attend the Annual Meeting of Stockholders of Zynex, Inc. which will be held at 9:00 a.m. local time at 9655 Maroon Circle, Englewood, Colorado 80112, on Thursday, May 15, 2025.

At the Annual Meeting, you will be asked to act on the following matters:

1.	to elect as directors the four nominees named in the Proxy Statement as directors;
2.

to ratify the selection of CBIZ CPAs P.C. as our independent registered public accounting firm to audit the consolidated financial statements of Zynex, Inc. for our fiscal year ending December 31, 2025; and

3.	to consider and transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The Proxy Statement accompanying this Notice describes these items more fully.

Only holders of record of shares of our common stock at the close of business on March 18, 2025 are entitled to vote at the Annual Meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE PROXY STATEMENT AND VOTE BY

FOLLOWING THE VOTING INSTRUCTIONS SENT TO YOU.

Dated: March 28, 2025	By Order of the Board of Directors of Zynex, Inc.

Sincerely,

Thomas Sandgaard
Chairman, President, and Chief Executive Officer

9655 Maroon Circle

Englewood, Colorado 80112

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2025

This proxy statement contains information related to the Annual Meeting of Stockholders of Zynex, Inc. which will be held at 9:00 a.m. local time at 9655 Maroon Circle, Englewood, Colorado 80112, on Thursday, May 15, 2025, and any postponements or adjournments of the meeting. We first mailed, or made available on the Internet, these proxy materials to stockholders on or about March 28, 2025. In this proxy statement, “Company,” “Zynex,” “we,” “us,” and “our” each refer to Zynex, Inc. and its subsidiaries.

ABOUT THE PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. This proxy is being solicited by the Board of Directors, and the cost of solicitation of the proxies will be paid by Zynex. Our officers, directors and regular employees, without additional compensation, also may solicit proxies by further mailing, by telephone or personal conversations. We have no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

The proxy materials include our proxy statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record on March 28, 2025. All stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice (www.colonialstock.com/zynex2025 ), or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The Notice will provide you with instructions regarding how to:

●	View our proxy materials for the Annual Meeting on the Internet; and
●	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may vote in person at the Annual Meeting only if you bring a form of personal picture identification with you. You may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

●	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote on the Internet, go to www.colonialstock.com/zynex2025 to complete an electronic proxy card. You will be asked to provide the eleven-digit number beneath the account number on the enclosed proxy card. Your vote must be received by 5:00 p.m., Eastern Daylight Time on May 14, 2025 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks participate in a program provided through Broadridge Financial Services which enables beneficial holders to grant proxies to vote shares via telephone or the Internet. If your shares are held by a broker or bank that participates in the Broadridge program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from your broker or bank, or via the Internet at Broadridge’s website at www.proxyvote.com. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What You Are Voting On

At the Annual Meeting, there are three matters scheduled for a vote of the stockholders:

●	Election of Directors. Election of Thomas Sandgaard, Barry D. Michaels, Michael Cress and Joshua R. Disbrow as members to the Company’s Board of Directors to serve until the 2026 annual meeting of stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal;
●	Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2025.

You may vote “For All” the nominees to the Board of Directors, “Withhold All” or you may vote “For All Except” the nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts please complete, sign and return each proxy card to ensure that all of your shares are voted.

Quorum and Required Votes

Only holders of record of shares of Zynex’ common stock at the close of business on March 18, 2025, the record date, are entitled to vote at the Annual Meeting or any postponements or adjournments of the meeting. As of the record date, Zynex had 30,227,354 shares of common stock outstanding.

The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share of common stock is entitled to one vote.

Proxies marked “Abstain” and broker “non-votes” will be treated as shares that are present for purposes of determining the presence of a quorum. An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have the discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares; as a result, the broker or other nominee is unable to vote those uninstructed shares. Abstentions and broker non-votes, while included for quorum purposes, will not be counted as votes “cast” for or against any proposal.

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers. Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Proposal Number	Description	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of Directors	Nominees receiving highest number of votes FOR	Not voted	Not voted
2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	Not voted	Discretionary vote – brokers may vote

Recommendation of Board of Directors

Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. Specifically, the Board’s recommendations are as follows:

●	FOR the election of each of the four nominees for director;
●	FOR the ratification of the selection of CBIZ CPAs P.C. as our independent registered public accounting firm to audit the consolidated financial statements of Zynex for our fiscal year ending December 31, 2025.

The proxy holders will vote as recommended by the Board of Directors with respect to any other matter that properly comes before the Annual Meeting, including any postponements or adjournments thereof. If the Board of Directors on any such matter gives no recommendation, the proxy holders will vote in their own discretion.

Revocation of Proxies

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Zynex, Inc. either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request to recast your vote. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.

Householding

To reduce costs and reduce the environmental impact of our Annual Meeting a single proxy statement and annual report, along with individual proxy cards or individual Notices of Internet Availability, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for Zynex. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, or direct your written request to Zynex, Inc., Daniel Moorhead, Chief Financial Officer, 9655 Maroon Circle, Englewood, Colorado 80112, or contact Daniel Moorhead at (800) 495-6670.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

Voting Procedures and Tabulation of Votes

Our inspector of election will tabulate votes cast by proxy or in-person at the Annual Meeting. We will also report the results in a current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of four members. The Nominating and Governance Committee and the Board seek, and the Board is comprised of, individuals whose characteristics, skills, expertise, and experience complement those of other Board members. The Nominating and Governance Committee and Board have unanimously approved the recommended slate of four directors.

The following table shows the Company’s nominees for election to the Board. Each nominee, if elected, will serve until the next annual meeting of stockholders or until a successor is duly elected and qualified, or until his earlier resignation or removal. All nominees are members of the present Board of Directors. We have no reason to believe that any of the nominees is unable or will decline to serve as a director if elected. Unless otherwise indicated by the stockholder, the accompanying proxy will be voted for the election of the four persons named under the heading “Nominees for Directors.” Although the Company knows of no reason why any nominee could not serve as a director, if any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee.

Nominees for Director

Name of Nominee	Age	Principal Position	Director Since
Thomas Sandgaard	66	President, Chief Executive Officer, and Chairman	1996
Barry D. Michaels	75	Director	2018
Michael Cress	67	Director	2018
Joshua R. Disbrow	50	Director	2018

Required Vote and Recommendation of the Board of Directors

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “FOR” the election of the nominees named below.

We have set out below biographical and professional information about each of the nominees, along with a brief discussion of the experience, qualifications, and skills that the Board considered important in concluding that the individual should serve as a current director and as a nominee for re-election as a member of our Board.

Thomas Sandgaard, founded the Company in 1996 after a successful European-based career in the semiconductor, telecommunications and medical equipment industries with ITT, Siemens and Philips Telecom. Mr. Sandgaard has been our President, CEO and Chairman since 1996. Mr. Sandgaard held middle and senior management positions in the areas of international sales and distribution, technology transfers, mergers and acquisitions and marketing. Mr. Sandgaard holds a degree in electronics engineering from the University of Southern Denmark and an MBA from Copenhagen Business School. Mr. Sandgaard currently does not hold, and has not held in the past five years, directorships with any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Sandgaard is qualified to serve as a member of our Board of Directors based on his historical knowledge of the Company and its products, as its Founder.

Barry D. Michaels, is a retired senior executive with both general and financial management experience in emerging growth companies. Mr. Michaels has more than 35 years of financial and general management experience in the medical device and biotechnology industries with industry leaders including Medtronic, Johnson and Johnson, and Baxter Healthcare. Mr. Michaels served as Chief Financial Officer of three private and four publicly traded companies including Cardima, Inc., Lipid Sciences, Inc., ICN Biomedicals, Inc., IntraTherapeutics, Inc., VIA Medical, and Webster

Laboratories. In addition, he served as President of a Johnson and Johnson division and acting Chief Executive Officer of Lipid Sciences, Inc. He has raised nearly $800 million in capital within public and private market environments, has taken two companies public, and has led three private companies to favorable liquidity events. He has also served as an independent consultant to medical device and biotechnology companies since 1997 leveraging his strong mix of organizational, operational, and financial management skills to advise senior management and directors. During his tenure in executive management Mr. Michaels added over 1,100 jobs to the economy and increased shareholder value by more than $2 billion. Mr. Michaels holds a BA in Audiology and an MBA in Finance from San Diego State University and is a graduate of the Executive Program at the University of California, Los Angeles. In addition, he has completed the UCLA Director’s Education Program certification exam and has served as Corporate Secretary to three publicly traded companies.

Mr. Michaels serves as the Chairman of our Audit Committee and is a member of the Compensation Committee and Nominating and Governance Committee. Mr. Michaels is qualified to serve as a director, because of his years of experience serving as an executive of both private and public companies. Mr. Michaels brings to the board senior-level management experience with deep knowledge of the medical device industry. Mr. Michaels also served as CFO for a Nasdaq listed medical company and brings significant public company experience to the Board.

Michael Cress, currently serves as Chairman and Managing Partner of MD Cress Ventures, a national firm that owns, operates and advises companies within the healthcare sector. Prior to MD Cress Ventures, he served as the President and CEO of the Cornerstone Healthcare Group which owns and manages hospitals throughout the country. Mr. Cress also served as Vice President of Business Development for Kindred Healthcare, a publicly traded healthcare company that owns and operates hospitals, nursing homes, rehabilitation, pharmacy and other segments of the healthcare continuum. He served as the CEO of Vencor Hospital of San Diego and was also an Adjunct Professor for the Masters of Healthcare Administration program at the University of Kansas. Mr. Cress currently serves on several not-for-profit boards including Rachel’s Challenge and The Sandgaard Foundation as well as serving on the boards or advisory boards of several companies, including Zynex, Inc., Linley Capital, NavigAide and Knobl.

Mr. Cress serves as the Chairman of our Compensation Committee and is a member of the Audit Committee and Nominating and Governance Committee. We believe Mr. Cress is qualified to serve on our Board of Directors because of his extensive experience in the medical industry and brings not only board experience but also merger and acquisition and strategic planning experience to our Board of Directors.

Joshua R. Disbrow, has been in the life sciences industry for twenty-eight years across pharmaceuticals, diagnostics, and medical devices. Mr. Disbrow co-founded Aytu BioPharma in 2015 and serves as the company’s Chief Executive Officer and as a member of Aytu’s Board of Directors. He took the company public, having led Aytu’s listing on NASDAQ in 2017.

Prior to co-founding Aytu, Mr. Disbrow served as the Chief Operating Officer of Ampio Pharmaceuticals, a public clinical-stage biotechnology company developing anti-inflammatory biologic treatments that were progressed into late-stage clinical development.

Prior to joining Ampio in 2012, he served as Vice President of Commercial Operations at Arbor Pharmaceuticals, a private specialty pharmaceutical company. Mr. Disbrow joined Arbor Pharmaceuticals as the company’s second employee and oversaw the launch and subsequent growth of the company’s commercial operations. Mr. Disbrow led the commercial organization since the company’s inception and led the launch of the company’s first product, subsequently launching numerous products and scaling the commercial organization across sales, marketing, managed care, sales training, and national accounts. In less than five years, Arbor grew from a pre-revenue company to a commercial-stage company with revenue over $250 million. Mr. Disbrow exited Arbor upon the company’s acquisition by a global private equity firm, having valued the company at over $1 billion.

Prior to joining Arbor, he served in various leadership roles at commercial-stage life sciences companies, including in marketing and sales management at medical device companies. Mr. Disbrow began his career in sales with global pharmaceutical company GSK. He holds a Bachelor of Science in Management from North Carolina State University and an MBA from Wake Forest University.

Mr. Disbrow serves as the Chairman of our Nominating and Governance Committee and is a member of the Audit Committee and Compensation Committee. We believe he is qualified to serve as a director of our company and a committee member because of his extensive experience in development and commercial-stage life sciences companies, as the COO of a publicly listed biotechnology company, and currently as the Chief Executive Officer and Director of a NASDAQ-listed commercial-stage pharmaceutical company.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

Other than described below, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;
●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;
●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

In October 2020, Accurate Respiratory, LLC, a company indirectly managed by our Board member Michael Cress, through an entity owed by Mr. Cress, MD Cress Ventures, filed a petition for Chapter 11 bankruptcy protection before the U.S. Bankruptcy Court, Western District of Texas. The Chapter 11 bankruptcy petition was filed after Accurate Respiratory, LLC suffered a significant drop in its revenue due, in part, to circumstances related to COVID-19. To date, the court has accepted the plan, closed the case and the company has completed all reporting obligations.

Vote Required

The nominees for director who receive a majority of the votes FOR election will be elected as director. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Information about the Board of Directors and Committees

Independence of Directors

Our Board is currently comprised of four members, three non-employee directors (Messrs. Michaels, Cress and Disbrow) and Mr. Sandgaard, our Chairman, President and CEO.

The Board has unanimously determined that each of our three non-employee directors are “independent,” as such term is defined in the Nasdaq Stock Market Rules (“Stock Market Rules”).

The definition of “independent director” included in the Stock Market Rules includes a series of objective tests, such as that the director is not an employee of the Company, has not engaged in various types of specified business dealings with the Company, and does not have an affiliation with an organization that has had specified business dealings with the Company. Consistent with the Company’s corporate governance principles, the Board’s determination of independence is made in accordance with the Stock Market Rules, as the Board has not adopted supplemental independence standards. As required by the Stock Market Rules, the Board also has made a subjective determination with respect to each director that such director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), even if the director otherwise satisfies the objective independence tests included in the definition of an “independent director” included in the Stock Market Rules.

To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Governance Committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.

Board Leadership Structure

Our Board believes it is important to retain flexibility in allocating the responsibilities of the CEO and Chairman of the Board in any way that is in the best interests of our Company based on the circumstances existing at a particular point in time. Accordingly, we do not have a strict policy on whether these roles should be served independently or jointly. Currently, our CEO, Thomas Sandgaard, also serves as our Chairman of the Board.

We do not have a separate Lead Independent Director.

The Board’s Role in Risk Oversight

The Board as a whole actively oversees management of the Company’s risks and looks to its audit committee, as well as senior management, to support the Board’s oversight role. The Company’s Audit Committee assists with oversight of financial risks. The full Board regularly receives information through committee reports and from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, technical and strategic risks.

Meetings and Committees of the Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors. Our Board of Directors provides management oversight, helps guide the Company on strategic planning and approves the Company’s operating budgets. Our independent directors meet regularly in executive sessions. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

Our Board holds regularly scheduled quarterly meetings. In addition to the quarterly meetings, typically there is at least one other regularly scheduled meeting and other communication each year. Our Board met formally five times in fiscal year 2024, each director attended at least 75% of all Board meetings held during such director’s tenure on the Board. Our audit committee met four times during fiscal year 2024, with each member attending at least 75% of the committee meetings.   The Compensation Committee met one time during fiscal year 2024 and the Nominating and Governance Committee met four times during fiscal year 2024.

Board Committees

Our Board has established an Audit Committee, Compensation Committee and Nominating and Governance Committee.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for these committees, which have been adopted by our Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on our website at www.zynex.com under the “Investor Relations – Corporate Governance” tab.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meet the independence requirements under the NASDAQ’s current listing standards and each member is free of any relationship that would interfere with his individual exercise of independent judgment.

The Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s accounting, auditing, and reporting practices. The Audit Committee’s responsibilities include:

●	Overseeing the integrity of Zynex’s financial reporting
●	Overseeing the independence, qualifications and performance of Zynex’s external independent registered public accounting firm and the performance of Zynex’s internal auditors
●	Reviewing with independent registered public accounting firm and outside legal counsel: legal matters that may have a material impact on the financial statements; any fraud involving management or other employees who have a significant role in Zynex’s internal controls; compliance policies; and any material reports or inquiries received that raise material issues regarding Zynex’s financial statements and accounting or compliance policies. The Committee oversees the Company's anonymous complaint policy contained within the Company's Code of Business Conduct and Ethics regarding the confidential, anonymous submission by employees of reports regarding questionable accounting practices, internal accounting controls or auditing matters and the investigation, disposition and retention of such reports
●	Reviewing annual audited financial statements with management and the Zynex’s independent registered public accounting firm and recommending to the Board whether the financial statements should be included in the Company’s Annual Report on Form 10-K
●	Reviewing and discussing with management and Zynex’s independent registered public accounting firm quarterly financial statements and earnings releases
●	Reviewing major issues and changes to the Company’s accounting and auditing principles and practices, including the analysis of the effects of alternative GAAP methods, regulatory and accounting initiatives and off-balance sheet structures on Zynex’s financial statements
●	Discussing policies with respect to risk assessment and risk management, including risks affecting Zynex’s financial statements, operations, business continuity, and reputation and the reliability and security of the Company’s information technology and security systems, and the steps management has undertaken to monitor and control such exposures
●	Undertaking the appointment, retention, compensation, and evaluation of the Company’s independent registered public accounting firm, which reports directly to the Audit Committee
●	Pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm
●	Reviewing, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any material issues raised by the most recent internal quality-control review and any recent investigations by regulatory or professional agencies, and any steps taken to deal with any such issues, and any and all relationships between the independent public accounting firm and the Company
●	Reviewing the experience and qualifications of the lead partner of the independent registered public accounting firm each year and considering whether there should be rotation of the lead partner or the independent registered public accounting firm itself
●	Establishing clear policies for hiring current and former employees of the independent registered public accounting firm
●	Preparing the Report of the Audit Committee
●	Meeting with the independent registered public accounting firm prior to the audit to review the scope and the planning of the audit
●	Reviewing the results of the annual audit examination
●	Reviewing with the independent registered public accounting firm its evaluation of Zynex’s identification of, accounting for, and disclosure of related party transactions
●	Advising the Board with regard to Zynex’s policies and procedures regarding compliance with laws and regulations
●	Considering, at least annually, the independence of the independent registered public accounting firm

●	Reviewing the adequacy and effectiveness of Zynex’s internal control over financial reporting, including information technology and security systems related to internal controls, and disclosure controls and procedures
●	Reviewing candidates for the positions of Chief Financial Officer and Corporate Controller of Zynex
●	Meeting privately, in separate executive sessions, periodically with management, internal auditors, and the independent public accounting firm

The Audit Committee is comprised of three directors appointed by the Board of Directors. Each of the committee members who served during 2024, Messrs. Michaels, Cress and Disbrow, satisfied the independence and financial management expertise requirements of NASDAQ’s Audit Committee Policy and applicable requirements of the Securities and Exchange Commission (SEC).

The Board of Directors has determined that Mr. Michaels is an “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d)(5) of Regulation S-K. For a description of Mr. Michael’s relevant experience, please see his biographical information contained in Proposal 1 of this proxy statement. Any employee or other person who wishes to contact the Audit Committee to report good faith complaints regarding fiscal improprieties, internal accounting controls, accounting or auditing matters can do so by writing to the Audit Committee c/o Zynex, Inc., 9655 Maroon Circle, Englewood, CO 80112. Such reports may be made anonymously.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related, tax, and other permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we obtain the approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and do not permit the delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members, but such member(s) must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, internal auditors, independent registered public accounting firm, and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control, and the independent registered public accounting firm is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accounting firm. In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private executive sessions) at each quarterly and annual Audit Committee meeting. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgements and uncertainties, and critical audit matters). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Further, the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 17 of this Proxy Statement). All of the non-audit services provided by the independent auditor, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. When approving the retention of the independent auditor for non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence. In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence. The Audit Committee also has discussed with the Company's internal and independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting. In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on March 11, 2025, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Barry D. Michaels, Chairman

Michael Cress

Joshua R. Disbrow

The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

The Compensation Committee

The Compensation Committee is comprised of members who are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Code. They are also “independent” directors within the meaning of Nasdaq Rule 5605(b)(1). The Compensation Committee’s responsibilities include: (1) to review and approve all corporate goals and objectives applicable to the compensation of the CEO, evaluate annually the CEO’s performance in light of those goals and determine and approve the CEO’s compensation level based on its evaluation, (2) to review and approve compensation of all other executive officers, (3) to review, approve incentive compensation and equity based plans and administer the Company’s incentive compensation and equity based plans, (4) to review and discuss with management the Company’s compensation discussion and analysis and recommend inclusion in the Company’s annual report and proxy statement, (5) to review and approve any employment agreements, severance agreements or plans for the CEO and other executive officers, (6) to determine stock ownership guidelines for the CEO or other executive officers and monitor compliance with such guidelines, (7) to review and recommend to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes and review and approve the proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company's proxy statement, and (8) to review all director compensation and benefits.

Mr. Cress serves as Chairman of the Compensation Committee and is joined by Messrs. Michaels and Disbrow.

The Nominating and Governance Committee

The Nominating and Governance Committee is required to be comprised of entirely “independent” directors within the meaning of Nasdaq Rule 5605(b)(1). The responsibilities of the Nominating and Governance Committee include: (1) to determine the qualifications, skills and other expertise required to be a director of the Company and recommend to the Board for approval, a set of criteria to be considered in selecting nominees for directors (2) to identify and recommend candidates for nomination as members of the Board of Directors and its committees, (3) to develop and recommend to the Board a set of corporate governance guidelines, (4) to develop and recommend to the Board for approval a set of corporate governance guidelines applicable to the Company and to review these principals annually, (5) to oversee the Company’s corporate governance practices and procedures, (6) to develop a process for annual evaluations of the Board and its committees, (7) to review the Board’s committee structure and composition, (8) to identify, and make recommendations regarding the selection of candidates to fill any vacancy on the Board, (9) to develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Company that would impair its independence, (10) to review and discuss with management disclosure of the Company's corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence and the director nominations process, (11) to monitor compliance with the Company’s Code of Business Conduct, and (12) to develop and recommend to the Board for approval a CEO succession plan at the appropriate time.

Mr. Disbrow currently serves as the Chairman of the Nominating and Governance Committee and is joined on the committee by Messrs. Michaels and Cress.

The Chair and members of each committee of the Board are summarized in the table below:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Barry D. Michaels – (Independent)	Chair	Member	Member
Michael Cress – (Independent)	Member	Chair	Member
Joshua R. Disbrow – (Independent)	Member	Member	Chair

Consideration of Director Nominees

We seek directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the Company and its success and having demonstrated high levels of achievement in a business related to the Company’s business. The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience for the full Board and each committee, taking into account both existing directors and all nominees for election as directors, as well as any diversity considerations and the membership criteria applied by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board, which do not have a formal diversity policy, consider diversity in a broad sense when evaluating board composition and nominations; and they seek to include directors with a diversity of experience, professions, viewpoints, skills, and backgrounds that will enable them to make significant contributions to the Board and the Company, both as individuals and as part of a group of directors. The Board evaluates each individual in the context of the full Board, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board and its committees.

The Nominating and Governance Committee will consider director candidates recommended by stockholders, and its process for considering such recommendations is no different than its process for screening and evaluating candidates suggested by directors, management of the Company, or third parties.

When considering director candidates, the Nominating and Governance Committee will evaluate multiple factors in assessing their qualification. A candidate must have extensive and relevant leadership experience including an understanding of the complex challenges of enterprise leadership. An appropriate candidate will have gained appropriate experience and education in some or all of the key areas below.

●	Relevant Sector Experience. Director candidates will have gained their leadership experience in sectors directly relevant to the Company’s business and/or served as the Chief Executive Officer, Chief Operating Officer or other major operating or staff officer of a public corporation, with a background in marketing, finance and/or business operations.
●	Operating in a Regulated Industry. Director candidates will have experience working in a highly regulated industry, such as pharmaceutical, medical device or health care.
●	Corporate Governance Experience. Director candidates should have sufficient applicable experience to understand fully the legal and other responsibilities of an independent director of a U.S.-based public company.
●	Education. Generally, it is desirable that a Board candidate should hold an undergraduate degree from a respected college or university and in relevant fields of study.

When further considering director candidates, personal attributes and characteristics will be considered. Specifically, these should include the following:

●	Personal. Director candidates should be of the highest moral and ethical character. Candidates must exhibit independence, objectivity and be capable of serving as representatives of the stockholders. The candidates should have demonstrated a personal commitment to areas aligned with the Company's public interest commitments, such as education, the environment and welfare of the communities in which we operate.
●	Individual Characteristics. Director candidates should have the personal qualities to be able to make a substantial active contribution to Board deliberations. These qualities include intelligence, self-assuredness, a high ethical standard, inter-personal skills, independence, courage, a willingness to ask the difficult question, communication skills and commitment. In considering candidates for election to the Board of Directors, the Board should constantly be striving to achieve the diversity of the communities in which the Company operates.
●	Availability. Director candidates must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership. Generally, therefore, the candidate should not have more than three other corporate board memberships.
●	Compatibility. The Board candidate should be able to develop a good working relationship with other Board members and contribute to the Board's working relationship with the senior management of the Company.

Board Diversity Statement

Zynex is committed to delivering strong financial and operational performance while maintaining an excellent corporate governance environment. Coupling outstanding financial performance with strong governance is in the best interests of shareholders, and we take both responsibilities seriously. With respect to our current board composition, we have assembled a board comprised of diverse skills and unique professional backgrounds. These board members continue to give thoughtful consideration to expanding the board at the appropriate time and will continue to evaluate the size and makeup of the board. Through that evaluation we expect to consider candidates of diverse backgrounds and will strongly consider adding new members representing all genders and across all ethnicities. We believe we currently have a board that is appropriate in size and makeup for where Zynex is today, but we remain open to expanding the board at the right time to ensure we have the most qualified, engaged, and thoughtful board possible to best represent shareholders. While we do not have a woman or a person representing a minority group on the Zynex board today, we have numerous female members of senior management (including our Chief Operating Officer, Vice President of Reimbursement and our Vice President – Corporate Controller) and a highly diverse workforce. Zynex has been a leader in promoting women and minorities into leadership positions, and we continue to cultivate a culture of inclusiveness and opportunity for all.

Information Regarding Stockholder Communication with the Board of Directors; Attendance of Board Members at the Annual Meeting

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, at the following address:  Corporate Secretary, Zynex, Inc., 9655 Maroon Circle, Englewood, CO 80112, Attn:  Board of Directors. Our Secretary will process communications before forwarding them to the addressee. Directors generally will not be forwarded stockholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

We do not require Board members to attend our Annual Meeting of Stockholders. All of our directors attended last year’s annual meeting of stockholders.

Statement on Corporate Governance

We regularly monitor developments in the area of corporate governance by reviewing federal laws affecting corporate governance, as well as rules adopted by the SEC and Nasdaq. In response to those developments, we review our processes and procedures and implement corporate governance practices which we believe are in the best interests of the Company and its stockholders. The Board has approved a set of corporate governance guidelines to promote the functioning of the Board and its Committees and to set forth a common set of expectations as to how the Board should perform its functions. Our Corporate Governance Guidelines are posted on the Company’s website under “Investors – Corporate Governance.” On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

The Board has adopted a written code of business conduct and ethics, applicable to each employee, including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The code also applies to our agents and representatives, sales representatives and consultants. The code of business conduct and ethics is posted on our website at www.zynex.com. If we make certain amendments to or waivers of our code of ethics, we intend to satisfy the SEC disclosure requirements by promptly posting the amendment or waiver on our website.

Policies and Procedures for Approval of Related Party Transactions

We may encounter business arrangements or transactions with businesses and other organizations in which one of our directors or executive officers, significant stockholders or their immediate families is a participant and the amount exceeds $120,000. We refer to these transactions as related party transactions. Related party transactions have the potential to create actual or perceived conflicts of interest between Zynex and its directors, officers and significant stockholders or their immediate family members. Our Nominating and Corporate Governance Committee is charged with the responsibility to review, approve, and oversee any transaction between the Company and any related person.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale, and/or other disposition of its securities by its directors, officers, employees and independent contractors that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to the Company.

Directors, executive officers, employees and other related persons may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading and other transactions for a limited group of Company employees (including executives and directors) to defined window periods that follow the Company's quarterly earnings releases and restricts trading and other transactions following announcement of a share repurchase program.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Since June 13, 2022, Marcum LLP (“Marcum”) has served as our independent registered public accounting firm. On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the audit business of Marcum. While Marcum served as our independent registered public accounting firm throughout 2024, including the audit of our 2024 financial statements, our Audit Committee has appointed CBIZ as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and our Board has directed that management submit the appointment of CBIZ as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of Marcum and CBIZ is expected to be available at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of CBIZ as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of CBIZ to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Changes in Registrant’s Certifying Accountant

On March 26, 2025, we were notified by Marcum that Marcum resigned as our independent registered public accounting firm. On March 26, 2025, our Audit Committee approved the engagement of CBIZ as our independent registered public accounting firm.

The reports of Marcum regarding our financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2024 and 2023, and through March 26, 2025, the date of resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for:

●	The material weakness in the Company’s internal control over financial reporting as reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023, as filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2025 and March 12, 2024, respectively, related to Information Technology General Controls (“ITGCs”) that were not designed and operating effectively.
●	The material weakness in the Company’s internal control over financial reporting as initially reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 12, 2024, related to a material weakness in the design and operating effectiveness around the valuation of certain accounts receivables. In 2024, the Company completed the redesign of the failed controls over the valuation of certain accounts receivable and performed the necessary design walkthroughs and testing. The Company concluded the redesigned control was designed and operated as intended for the year ended December 31, 2024.

The above reportable events were discussed between the Audit Committee and Marcum. Marcum has been authorized by the Company to respond fully to the inquiries of CBIZ, the successor independent registered public accounting firm, concerning these reportable events.

Prior to engaging CBIZ, we did not consult with CBIZ regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ on our financial statements, and CBIZ did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing, or financial reporting issue.

On March 27, 2025, we filed with the SEC a Current Report on Form 8-K disclosing the change in our certifying accounting firm. We provided Marcum with a copy of the Form 8-K prior to its filing with the SEC and requested that Marcum furnish us with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated March 27, 2025, was filed as Exhibit 16.1 to the Form 8-K.

Fees Billed by Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by Marcum LLP to the Company for audit services rendered in connection with the consolidated financial statements and reports in 2024 and 2023, respectively:

	Fees for	Fees for
Types of Fees	2024	2023
Audit Fees	$716,365	$820,260
Other Fees	$—	$—
Total Fees	$716,365	$820,260

Audit Fees were for professional services for the audit of the consolidated financial statements and other fees for services that only our independent registered public accounting firm can perform, such as the review of our interim consolidated financial statements included in our Form 10-Q filings, consents and assistance with and review of documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established a process for review and approval of fees and services of the independent registered public accounting firm. Requests to the Audit Committee for approval of fees and services for the independent registered public accounting firm are made in writing or via e-mail by our Chief Financial Officer. The request must be specific as to the particular services to be provided but may be either for specific services or a type of service for predictable or recurring services. The Chairman of the Audit Committee reviews the request and provides a response, in writing or via e-mail, to our Chief Financial Officer and approved requests are subsequently ratified by the Committee as a whole. All of the services provided by the independent registered public accounting firm in 2024 and 2023 were pre-approved by the Audit Committee.

Required Vote and Recommendation of Board of Directors

The ratification of CBIZ CPAs P.C. as Zynex’ independent registered public accounting firm is a routine matter for brokers that hold their clients’ shares in “street name.” The affirmative vote of a majority of the shares of our common stock, present or represented and voting at the annual meeting, will be required to ratify the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm. Abstentions will have no effect on the outcome of the vote with respect to this proposal. Because this is a routine proposal on which a broker or other nominee is generally empowered to vote, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2,

RATIFICATION OF CBIZ CPAs P.C. AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

MANAGEMENT

As of March 30, 2025, the Company’s named executive officers are as follows:

		Director/Officer
Name	Age	Since	Position or Office
Thomas Sandgaard	66	1996	President, Chief Executive Officer and Chairman
Daniel Moorhead	52	2017	Chief Financial Officer
Anna Lucsok	39	2021	Chief Operating Officer

Thomas Sandgaard. For biographical information on Mr. Sandgaard, please see Proposal No. 1, “Election of Directors.”

Daniel Moorhead, joined the Company in June 2017 as the Chief Financial Officer and is responsible for all finance and accounting functions. Prior to joining Zynex, Mr. Moorhead was Chief Financial Officer of Evolving Systems, Inc. (Nasdaq: EVOL) from January 2016 until May 2017, after having served as Vice President of Finance & Administration from December 2011 through December 2015 and in other financial management roles from 2002-2005 and 2008-2011. Mr. Moorhead is a CPA and holds a B.B.A. in Accounting from the University of Northern Colorado.

Anna Lucsok, joined the company in 2018 and previously served as Vice President of Reimbursement and Sales Operations with Zynex Medical. In this position she was responsible for leading and expanding Zynex’s order, reimbursement, patient experience, and inside sales support operations. Ms. Lucsok brings more than nine years of healthcare operations experience as well as critical knowledge of revenue cycle management and medical care collections. She’s previously held key positions with companies such as University of Colorado Hospital, the US Air Force and Schryver Medical. Ms. Lucsok holds certification in medical billing as well as completed her degree in Healthcare Administration and Management from Colorado State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives and Practices

We designed our executive officer compensation program to attract, motivate and retain key executives who drive our success. We strive to have pay reflect our performance and align with the interests of long-term stockholders, which we achieve with compensation that:

•	Provides executives with competitive compensation that maintains a balance between cash and stock compensation, encouraging our executive officers to act as owners with an equity stake in our company;
•	Ties a significant portion of total compensation to achievement of the Company’s business goals such as quarterly and annual revenue, and Adjusted EBITDA targets;
•	Enhances retention by having equity compensation subject to multi-year vesting; and
•	Does not encourage unnecessary and excessive risk taking.

We evaluate both performance and compensation to ensure the Company maintains its ability to attract and retain superior employees in key positions and compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of other medical device companies our size.

Elements of Executive Compensation

Our compensation for senior executive officers generally consists of the following elements:  base salary; performance-based incentive compensation determined primarily by reference to objective financial operating criteria; long-term equity compensation in the form of stock options and restricted stock; and employee benefits that are generally available to all our employees.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. It is our policy to set base salary levels taking into account a number of factors, such as annual revenue, the nature of the medical device business, the structure of other comparable companies’ compensation programs and the availability of compensation information. When setting base salary levels, in a manner consistent with the objectives outlined above, the Board considers our performance, the individual’s breadth of knowledge and performance and levels of responsibility. In determining salaries for 2025, the Compensation Committee relied on information from a 2024 study where they established a pool of comparator companies and reviewed executive compensation against the comparator group. The comparator group was comprised of 16 publicly traded medical device and technology companies. The companies included in the comparator group were:

● Accuray, Inc.	● AxoGen, Inc.	● Mesa Laboratories, Inc.
● Alphatec Holdings, Inc.	● Butterfly Network	● Nevro Corporation
● Apyx Medical Corp.	● Cerus Corp.	● Surmodics, Inc.
● Artivion, Inc.	● Cutera, Inc.	● Tactile Systems Tech
● AtriCure, Inc.	● Inogen, Inc.
● Atrion Corp.	● IRadimed Corp.

Although the Committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe that compensation data is important to the competitive positioning of the Company’s compensation levels. The Committee utilized this data to assess whether our executive compensation falls within a competitive range against industry norms.

Effective January 1, 2025, at the recommendation of the Compensation Committee, Mr. Sandgaard’s annual base salary was $735,000, Mr. Moorhead’s annual base salary was $435,000, and Ms. Lucsok’s annual base salary was $350,000. Prior to January 2025, Mr. Sandgaard’s annual base salary was $700,000, Mr. Moorhead’s annual base salary was $415,000, and Ms. Lucsok’s annual base salary was $300,000.

Quarterly and Annual Performance-Based Incentive Compensation

Our performance-based incentive compensation program is designed to compensate executives when financial performance goals are achieved. Executives have the opportunity to earn quarterly and annual cash compensation equal to a percentage of their base salary. Additionally, Mr. Sandgaard, Mr. Moorhead and Ms. Lucsok had the opportunity to earn equity compensation in the form of restricted stock based on the achievement of quarterly targets. For 2024, Mr. Sandgaard earned $170,625, Mr. Moorhead earned $33,719 and Ms. Lucsok earned $48,750, related to the cash compensation target. Mr. Sandgaard earned 12,235 shares, Mr. Moorhead earned 12,235 shares and Ms. Lucsok earned 4,893 shares related to the equity compensation target of our performance-based incentive compensation program. Incentive attainment was due to the continued strong performance of the business and revenue growth.

For 2025, Mr. Sandgaard is eligible for annual incentive compensation of up to $1,102,500 in cash and $300,000 of restricted shares based on meeting quarterly revenue and adjusted EBITDA targets. Mr. Moorhead is eligible for cash incentive compensation of up to $217,500 and $250,000 of restricted shares. Ms. Lucsok is eligible for cash incentive compensation of up to $350,000 and $100,000 of restricted shares.

Long-Term Incentive Compensation – Equity Compensation

Our executive officers are eligible for stock awards. We believe that stock awards give executives a significant, long-term interest in our success, help retain key executives in a competitive market, and align executive interests with stockholder interests and long-term performance of the Company. We have granted options as well as restricted stock under our 2017 Stock Incentive Plan and predecessor plans. Stock awards also provide each individual with an added incentive to manage the Company from the perspective of an owner with an equity stake in the business. Moreover, the long-term vesting schedule (which is generally four years for employees and three years for non-employee directors, although this may vary at the discretion of the Compensation Committee) encourages a long-term commitment to the Company by our executive officers and other participants. Each year the Compensation Committee reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon the executive’s past performance, as well as anticipated future performance, of the executive officer. The Compensation Committee continues to believe that equity compensation should be an important element of the Company’s compensation package.

Typically, we award restricted stock to executives upon joining the Company. Initial and subsequent grants for executives are made at the discretion of the Compensation Committee. In the past, we have also granted stock options, which are priced at the closing price of the Company’s common stock on the date of each grant, or, in the case of new employees, such later date as the employee joins the Company. We also have granted restricted stock to executive officers and non-executive employees from time to time.

We do not have a formal written policy relating to the timing of equity awards. We encourage, but we do not require, that our executive officers own stock in the Company.

Retirement and Other Benefits

All employees in the United States who are at least twenty-one years of age and who have worked for the Company for a period of 90 days are eligible to participate in our 401(k) plan.

Perquisites and Other Personal Benefits

We pay 100% of Messrs. Sandgaard, Moorhead and Ms. Lucsok’s health and dental insurance.

Employment and Severance Agreements

On June 5, 2017, the Company entered into an employment agreement with Mr. Moorhead which generally provides that in the event the Company terminates his employment, other than for cause, death or disability, he will be paid severance. The amount of his severance is twelve months of base salary plus 100% of the incentive compensation target for the calendar year in which the termination occurs. In exchange for severance, Mr. Moorhead is required to execute a full release of all employment claims with the Company and agree to not compete with us and to not solicit our employees for the period of time during which severance is paid. The employment agreement does not change the “at will” nature of Mr. Moorhead’s employment with the Company. Either the Company or the executive may terminate his employment at any time.

On January 27, 2021, the Company entered into an employment agreement with Ms. Lucsok which generally provides that in the event the Company terminates her employment, other than for cause, death or disability, she will be paid severance. The amount of her severance is six months of base salary. In exchange for severance, Ms. Lucsok is required to execute a full release of all employment claims with the Company and agree to not compete with us and to not solicit our employees for the period of time during which severance is paid. The employment agreement does not change the “at will” nature of Ms. Lucsok’s employment with the Company. Either the Company or the executive may terminate her employment at any time.

Information regarding potential payments and benefits under Mr. Moorhead’s and Ms. Lucsok’s employment agreements are provided under the heading “Compensation Agreements” beginning on page 28.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code, or Section 162(m) limits the Company deduction for federal income tax purposes to no more than $1 million of compensation paid to each of the named executive officers in a taxable year.

Compensation of Chief Executive Officer

In 2024, Mr. Sandgaard’s annual base salary was $700,000 and he was eligible for annual incentive compensation up to $1,050,000 in cash and $250,000 of restricted shares based on meeting quarterly revenue and adjusted EBITDA targets for the year ended December 31, 2024.

SUMMARY COMPENSATION TABLE

The following table shows information concerning compensation earned by our named executive officers during the years ended December 31, 2024, 2023 and 2022:

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(4)	($)	($)		($)
Thomas Sandgaard (1)	2024	700,000	—	112,458	170,625	8,727	(1)	991,810
President, Chief Executive Officer	2023	650,000	—	225,065	304,688	38,142	(1)	1,217,895
And Chairman	2022	575,000	—	223,350	549,844	10,639	(1)	1,358,833
Anna Lucsok (2)	2024	300,000	100,000	245,374	48,750	14,985	(2)	709,109
Chief Operating Officer	2023	275,000	—	313,559	85,938	39,901	(2)	714,398
	2022	212,500	—	244,084	137,188	6,560	(2)	600,332
Daniel Moorhead (3)	2024	415,000	125,000	304,158	33,719	31,928	(3)	909,805
Chief Financial Officer	2023	325,000	—	410,540	50,781	96,825	(3)	883,146
	2022	300,000	—	397,400	95,625	28,148	(3)	821,173
(1)	We pay 100% of Mr. Sandgaard’s health and dental insurance. In addition, two company vehicles were provided to Mr. Sandgaard in 2022 at our expense.
(2)

Ms. Lucsok was promoted to Chief Operating Officer in January 2021 with an initial base salary of $200,000. During 2024 and 2023, we paid 100% of Ms. Lucsok’s health and dental insurance. We paid 100% of Ms. Lucsok’s dental insurance in 2022.

(3)	Mr. Moorhead was hired as Chief Financial officer in June 2017. We pay 100% of Mr. Moorhead’s health and dental insurance.
(4)

The stock awards represent the grant date fair value of restricted stock in accordance with Accounting Standards Codification (“ASC”) Topic 718. See Note 9 of the Consolidated Financial Statements for additional information.

All Other Compensation

		Retirement
		Plan	Tax
		Matching	Gross up	Company	Cost of
Name	Year	Contributions ($)	Payments ($) (1)	Vehicle ($)	Healthcare ($)
Thomas Sandgaard	2024	—	—	—	8,727
	2023	—	29,937	—	8,205
	2022	—	—	3,000	7,639
Anna Lucsok	2024	6,258	—	—	8,727
	2023	6,930	24,766	—	8,205
	2022	6,129	—	—	431
Daniel Moorhead	2024	7,025	—	—	24,903
	2023	6,930	66,539	—	23,356
	2022	6,405	—	—	21,743

(1)	The amounts in this column reflect the value of tax gross up charges incurred by the Company to cover employee tax obligations owed on restricted stock award vests during fiscal year 2023.

2024 Grants of Plan-Based Awards

The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2024. This information supplements the information about these awards set forth in the 2024 Summary Compensation Table.

(a)	(b)	(c)		(d)	(e)	(f)
				All other
		All other		option		Grant date
		stock		awards;		fair
		awards;		number of	Exercise price	value of
		Number of		securities	of option	stock and
		shares of		underlying	awards	option
Name	Grant Date	stock (#)		options (#)	($/share)	awards ($)(1)
Thomas Sandgaard	4/30/2024	2,563	(3)	—	—	$28,116
	7/30/2024	2,760	(3)	—	—	$22,687
	10/29/2024	6,912	(3)	—	—	$61,655
Anna Lucsok	1/27/2024	5,000	(2)	—	—	$57,050
	4/27/2024	5,000	(2)	—	—	$57,250
	4/30/2024	1,025	(3)	—	—	$11,244
	7/27/2024	5,000	(2)	—	—	$41,700
	7/30/2024	1,104	(3)	—	—	$9,075
	10/27/2024	5,000	(2)	—	—	$44,400
	10/29/2024	2,764	(3)	—	—	$24,655
Daniel Moorhead	3/5/2024	5,000	(2)	—	—	$64,350
	4/30/2024	2,563	(3)	—	—	$28,116
	6/5/2024	5,000	(2)	—	—	$48,200
	7/30/2024	2,760	(3)	—	—	$22,687
	9/5/2024	5,000	(2)	—	—	$39,450
	10/29/2024	6,912	(3)	—	—	$61,655
	12/5/2024	5,000	(2)	—	—	$39,700

(1)

The amounts in column (f) reflect the grant date fair value of restricted stock awards and stock options granted under the Company’s 2017 Stock Incentive Plan during fiscal year 2024, computed in accordance with FASB ASC Topic 718. For further information on these awards, see Note 9, “Stock-Based Compensation Plans” of our consolidated financial statements included in Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025.

(2)	The stock awards vest equally in annual installments over 4 years at 25% per year.

(3)	The stock awards vest equally in quarterly installments over 2 years at 12.5% per quarter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to unexercised stock options, stock that has not vested, and equity incentive plan awards held by our named executive officers at December 31, 2024.

		Option Awards				Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)		(g)
		Number of	Number of
		securities	securities			Number of		Market value
		underlying	underlying	Option		shares of		of shares of
		unexercised	unexercised	exercise	Option	stock that		stock that
		options (#)	options (#)	price	expiration	have not		have not
Name	Grant Date (1)	exercisable	unexercisable	($/share)	date	vested (#)		vested ($)(4)
Thomas Sandgaard	12/14/2017	1,100	—	$2.51	12/14/2027	—	(3)	—
	8/7/2018	1,100	—	$2.39	8/7/2028	—	(3)	—
	11/6/2018	1,100	—	$3.13	11/6/2028	—	(3)	—
	2/7/2019	1,100	—	$3.59	2/7/2029	—	(3)	—
	3/15/2023	—	—	—	—	737	(2)	$5,903
	5/5/2023	—	—	—	—	623	(2)	$4,990
	7/28/2023	—	—	—	—	2,283	(2)	$18,287
	10/27/2023	—	—	—	—	4,589	(2)	$36,758
	4/30/2024	—	—	—	—	1,922	(2)	$15,395
	7/30/2024	—	—	—	—	2,415	(2)	$19,344
	10/29/2024	—	—	—	—	6,912	(2)	$55,365
Anna Lucsok	8/7/2018	1,100	—	$2.39	8/7/2028	—	(3)	—
	11/6/2018	1,100	—	$3.13	11/6/2028	—	(3)	—
	2/7/2019	1,100	—	$3.59	2/7/2029	—	(3)	—
	9/16/2019	5,500	—	$8.13	9/16/2029	—	(3)	—
	1/27/2021	—	—	—	—	13,750	(3)	$110,138
	4/27/2021	—	—	—	—	1,375	(3)	$11,014
	7/27/2021	—	—	—	—	1,375	(3)	$11,014
	8/27/2021	—	—	—	—	2,750	(3)	$22,028
	10/27/2021	—	—	—	—	1,375	(3)	$11,014
	1/27/2022	—	—	—	—	2,500	(3)	$20,025
	4/27/2022	—	—	—	—	2,500	(3)	$20,025
	7/27/2022	—	—	—	—	2,500	(3)	$20,025
	10/27/2022	—	—	—	—	2,500	(3)	$20,025
	1/27/2023	—	—	—	—	3,750	(3)	$30,038
	3/15/2023	—	—	—	—	295	(2)	$2,363
	4/27/2023	—	—	—	—	3,750	(3)	$30,038
	5/5/2023	—	—	—	—	249	(2)	$1,994
	7/27/2023	—	—	—	—	3,750	(3)	$30,038
	7/28/2023	—	—	—	—	913	(2)	$7,313
	10/27/2023	—	—	—	—	1,835	(2)	$14,698
	10/27/2023	—	—	—	—	3,750	(3)	$30,038
	1/27/2024	—	—	—	—	5,000	(3)	$40,050
	4/27/2024	—	—	—	—	5,000	(3)	$40,050
	4/30/2024	—	—	—	—	768	(2)	$6,152
	7/27/2024	—	—	—	—	5,000	(3)	$40,050
	7/30/2024	—	—	—	—	966	(2)	$7,738
	10/27/2024	—	—	—	—	5,000	(3)	$40,050
	10/29/2024	—	—	—	—	2,764	(2)	$22,140
Daniel Moorhead	6/5/2017	132,000	—	$0.36	6/5/2027	—	(3)	—
	9/5/2017	11,000	—	$1.26	9/5/2027	—	(3)	—
	12/11/2017	62,986	—	$2.28	12/11/2027	—	(3)	—
	1/14/2019	73,722	—	$2.74	1/14/2029	—	(3)	—
	1/14/2019	14,278	—	$2.74	1/14/2029	—	(3)	—
	3/5/2021	—	—	—	—	1,375	(3)	$11,014
	6/5/2021	—	—	—	—	1,375	(3)	$11,014
	8/27/2021	—	—	—	—	2,750	(3)	$22,028
	9/5/2021	—	—	—	—	1,375	(3)	$11,014
	12/5/2021	—	—	—	—	1,375	(3)	$11,014
	3/5/2022	—	—	—	—	2,500	(3)	$20,025
	6/5/2022	—	—	—	—	2,500	(3)	$20,025
	9/5/2022	—	—	—	—	2,500	(3)	$20,025
	12/5/2022	—	—	—	—	2,500	(3)	$20,025
	3/5/2023	—	—	—	—	3,750	(3)	$30,038
	3/15/2023	—	—	—	—	737	(2)	$5,903
	5/5/2023	—	—	—	—	623	(2)	$4,990
	6/5/2023	—	—	—	—	3,750	(3)	$30,038
	7/28/2023	—	—	—	—	2,283	(2)	$18,287
	9/5/2023	—	—	—	—	3,750	(3)	$30,038
	10/27/2023	—	—	—	—	4,589	(2)	$36,758
	12/5/2023	—	—	—	—	3,750	(3)	$30,038
	3/5/2024	—	—	—	—	5,000	(3)	$40,050
	4/30/2024	—	—	—	—	1,922	(2)	$15,395
	6/5/2024	—	—	—	—	5,000	(3)	$40,050
	7/30/2024	—	—	—	—	2,415	(2)	$19,344
	9/5/2024	—	—	—	—	5,000	(3)	$40,050
	10/29/2024	—	—	—	—	6,912	(2)	$55,365
	12/5/2024	—	—	—	—	5,000	(3)	$40,050

All awards reflect the impacts of the 10% stock dividend which was declared on November 9, 2021 in accordance with the 2017 Stock Plan.

(1)	All of the outstanding equity awards shown in the table above were granted under our 2017 Stock Plan.
(2)	Options and restricted stock awards vest quarterly over 2 years, commencing on the grant date.

(3) Options and restricted stock awards vest at a rate of 25% per year, commencing on the grant date.

(4)

Market value was calculated by multiplying the number of shares shown in the table (column f) by $8.01, which was the closing price per share on December 31, 2024, the last trading day of our fiscal year.

2024 Option Exercises and Stock Vested

The table below reflects options exercised by the named executive and vesting of restricted stock awards during fiscal year 2024.

	Option Awards(1)		Stock Awards(2)
	Number of	Value	Number of	Value
	shares	realized	shares	realized
	acquired on	on exercise	acquired on	on vesting
Name	exercise (#)	($)	vesting (#)	($)
Thomas Sandgaard	—	—	20,798	$209,026
Anna Lucsok	—	—	38,941	$402,331
Daniel Moorhead	—	—	47,986	$470,721
(1)	Represents the dollar amount realized upon exercise determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)

Represents the aggregate dollar amount realized by the named executive officer upon vesting of restricted stock, computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting dates.

Pension Benefits

The Company does not maintain any defined benefit retirement plans. The Company maintains a 401(k) plan.

COMPENSATION AGREEMENTS

General Overview

We have entered into employment agreements or offer letters with each of the named executive officers, except for Mr. Sandgaard. These agreements provide for at-will employment generally include the named executive officer's initial base salary, an indication of eligibility for an annual cash incentive award opportunity and an opportunity for quarterly and annual equity grants. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.

Thomas Sandgaard

Mr. Sandgaard does not have an employment agreement with the Company. Mr. Sandgaard had an annual base salary as of December 31, 2024 of $700,000 and is eligible to receive up to $1,050,000 in cash and up to $250,000 of restricted shares under our bonus plan. Equity grants related to bonus achievement vest quarterly over two years.

Daniel Moorhead

We entered into an employment agreement with Mr. Moorhead, our CFO, in June 2017. The employment agreement has no specific term and constitutes at-will employment. Mr. Moorhead's annual base salary as of December 31, 2024 was $415,000 and he is eligible to receive up to $207,500 in cash and up to $250,000 of restricted shares under our bonus plan. Mr. Moorhead received a stay bonus of $125,000 for remaining employed by the Company through December 31, 2024, which was paid on January 10, 2025. He is also granted 5,000 shares of restricted stock per quarter. Equity grants related to bonus achievement vest quarterly over two years and all other equity grants vest annually over four years.

The employment agreement also includes severance payments in the event the Company terminates his employment, other than for cause, death, or disability. The amount of his severance is described below under the heading “Payments Made Upon Termination.” In exchange for severance, Mr. Moorhead is required to execute a full release of all employment claims with the Company and agree to not compete with us and to not solicit our employees for the period of time during which severance is paid. The employment agreement does not change the “at will” nature of Mr. Moorhead’s employment with the Company. Either the Company or the executive may terminate his employment at any time.

Anna Lucsok

We entered into an employment agreement with Ms. Lucsok, our COO, in January 2021. The employment agreement has no specific term and constitutes at-will employment. Ms. Lucsok's annual base salary as of December 31, 2024 was $300,000 and she is eligible to receive up to $300,000 in cash and up to $100,000 of restricted shares under our bonus plan. Ms. Lucsok received a stay bonus of $100,000 for remaining employed by the Company through December 31, 2024, which was paid on January 10, 2025. She is also granted 5,000 shares of restricted stock per quarter. Equity grants related to bonus achievement vest quarterly over two years and all other equity grants vest annually over four years.

The employment agreement also includes severance payments in the event the Company terminates her employment, other than for cause, death or disability. The amount of her severance is described below under the heading “Payments Made Upon Termination.” In exchange for severance, Ms. Lucsok is required to execute a full release of all employment claims with the Company and agree to not compete with us and to not solicit our employees for the period of time during which severance is paid. The employment agreement does not change the “at will” nature of Ms. Lucsok’s employment with the Company. Either the Company or the executive may terminate her employment at any time.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, and irrespective of whether the executive has entered into an employment agreement, the executive is entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned through the date of separation. Quarterly and annual incentive compensation payments are pro-rated to the date of separation;
•	vested stock options, which must be exercised within three (3) months of the date of separation;

•	continuation of benefits under the Company’s health insurance plan as provided by law, with the Company continuing its contributions to the premiums during the severance period;
•	stock vested on the date of separation pursuant to restricted stock awards; and
•	salary through the date of separation.

Involuntary Not-for-Cause Termination

If the executive’s employment is terminated for reasons other than cause, or the executive resigns for “Good Reason,” and he or she has entered into an employment agreement he or she will receive severance pay.

In the case of Mr. Moorhead, he will receive severance pay equal to 12 months of base pay plus 100% of the incentive compensation target for the calendar year in which the termination occurs.

In the case of Ms. Lucsok, she will receive severance pay equal to six months of base pay.

“Good Reason” is defined in the employment agreement, but generally is a material diminution in title, status, authority, duties or responsibilities; a requirement to relocate more than an agreed number of miles away from the Company’s current location or such executive principal office; a reduction in compensation of 5% or more; or a failure by the Company to pay compensation when due.

Voluntary Termination or Retirement

Except for amounts described under “Payments Made Upon Termination,” the Company does not have an agreement nor is it a practice to pay a named executive officer on voluntary termination or retirement.

Disability or Death

In the event of the disability or death of the executive, the executive will receive benefits under the Company’s disability benefits or payments under the Company’s life insurance benefits, as applicable.

Thomas Sandgaard, CEO

Mr. Sandgaard does not have an employment agreement. Upon termination of his employment he will be entitled to receive only the amount of compensation that is earned through his date of termination, as set forth above under “Payments Made upon Termination.”

The tables below reflect the potential amount of compensation for each of the named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination, retirement and disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2024 and thus include amounts earned through such time and are estimates of the amounts which would be paid to the executives upon their termination. The actual payments to Mr. Moorhead may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements from time to time.

Daniel Moorhead, Chief Financial Officer

Involuntary
Not‑for‑Cause
Executive Benefits and Payments Upon Separation	Termination
Cash Compensation
Base Salary	$415,000
Incentive Compensation	207,500

Benefits
Health and Welfare Benefits	24,903
Total	$647,403

Anna Lucsok, Chief Operating Officer

Involuntary
Not‑for‑Cause
Executive Benefits and Payments Upon Separation	Termination
Cash Compensation
Base Salary	$150,000

Benefits
Health and Welfare Benefits	8,727
Total	$158,727

EQUITY COMPENSATION PLAN INFORMATION

The following table contains summary information as of December 31, 2024 concerning the Company’s 2005 Stock Option Plan and 2017 Stock Incentive Plan. All of the Plans were approved by the stockholders.

	Number of securities		Number of shares
	to be issued upon		remaining available
	exercise	Weighted-average	for future issuance
Equity Compensation Plans	of outstanding	exercise price of	under equity
Approved by Security Holders	options and rights	outstanding options and rights	compensation plan
2005 Stock Option Plan (1)	825	0.39	—
2017 Stock Incentive Plan (2)	333,861	1.78	3,139,540
(1)	As of December 31, 2014, the 2005 Stock Option Plan had expired.
(2)	Includes share adjustment related to the Company’s stock dividend declared on November 9, 2021

DIRECTOR COMPENSATION

The 2024 compensation plan for non-employee members of the Board of Directors and the committees of the Board is described in the table below.

		Additional	Additional
	Annual retainer	annual cash	annual cash
	(payable in	compensation for	compensation for
	quarterly	non-employee	non-employee
	increments)	Chairperson	member
Board of Directors	$40,000	$—	$—
Audit Committee	$—	$15,000	$5,000
Compensation Committee	$—	$10,000	$5,000
Nominating and Governance Committee	$—	$10,000	$5,000

Upon joining our Board of Directors, each non-employee director receives aggregate restricted stock grant of 20,000 shares of our common stock. These shares vest quarterly over three years. Each non-employee director is awarded 10,000 restricted shares on an annual basis upon being re-elected to the Board of Directors. The shares vest quarterly over three years.

We do not provide any deferred compensation, health, or other personal benefits to our directors. We reimburse each director for reasonable out-of-pocket expenses incurred to attend Board and Committee meetings.

Director Compensation Table

The following table provides the total compensation for each person who served as a non-employee member of our Board of Directors during fiscal year 2024, including all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal year 2024:

	Fees				Nonqualified
	earned			Non-equity	deferred
	or	Stock	Option	incentive plan	compensation	All other
Name	paid in cash($)	awards($)(1)	awards($)	compensation($)	earnings($)	compensation($)	Total($)
Barry D. Michaels	65,000	110,000	—	—	—	—	175,000
Michael Cress	60,000	110,000	—	—	—	—	170,000
Joshua R. Disbrow	60,000	110,000	—	—	—	—	170,000
(1)	The amounts reflect the grant date fair value of restricted stock awards granted under the Company’s 2017 Stock Incentive Plan during fiscal year 2024, computed in accordance with FASB ASC Topic 718.

OTHER INFORMATION

Clawback Policy

Our Board has adopted a clawback policy relating to recovery of erroneously awarded compensation that complies with the Nasdaq clawback rules which were required by SEC Rule 10D-1. Under this policy, in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the policy requires that the administrator of the policy, to the extent legally permitted and pursuant to the terms of the policy, recover from current and former Section 16 officers any incentive-based compensation, as defined in Nasdaq's clawback rules, received by such officers that exceeds the amount of incentive-based compensation that otherwise would have been received had such incentive based compensation been determined according to the applicable accounting restatement.

Policies and Practices related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information (“MNPI”)

In accordance with Item 402(x) of Regulation S-K under the Securities Act, we are providing information regarding our procedures related to the grant of certain equity awards close in time to the release of MNPI. Although we do not have a formal policy, program or plan that requires us to award equity or equity-based compensation on specific dates, we generally issue equity awards to our executive officers quarterly, and such awards are approved by our Compensation Committee during the preceding year. Additionally, our Insider Trading Policy prohibits directors, officers and employees from trading in our common stock while in possession of or on the basis of MNPI about us. We have not timed, and do not plan to time, the disclosure of MNPI for the purpose of affecting the value of executive compensation.

In the year ended December 31, 2024, no options were granted to our named executive officers within four business days prior to, or one business day following, the filing or furnishing of a periodic or current report by us that disclosed MNPI.

PAY VERSUS PERFORMANCE

Pay vs. Performance

The following table sets forth compensation information for our chief executive officer, referred to below as our CEO, and our other named executive officers, or NEOs, for purposes of comparing their compensation to the value of our shareholders’ investments and our net income, calculated in accordance with SEC regulations, for fiscal years 2024, 2023 and 2022.

			Average		Value of Initial
			Summary	Average	Fixed $100
	Summary		Compensation	Compensation	Investment
	Compensation	Compensation	Table Total for	Actually Paid to	Based On Total
	Table Total	Actually Paid	Non-CEO	Non-CEO	Shareholder	Net Income
Year	for CEO(1)	to CEO(2)	NEOs(3)	NEOs(4)	Return(5)	(In thousands)
2024	$991,810	939,022	$809,457	$600,972	$65.44	$2,994
2023	$1,217,895	1,163,358	$798,772	$501,520	$88.97	$9,732
2022	$1,358,833	1,270,633	$710,753	$593,871	$113.64	$17,048
(1)	The dollar amounts reported are the amounts of total compensation reported for our CEO, Thomas Sandgaard, in the Summary Compensation Table for fiscal years 2024, 2023 and 2022.
(2)

The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts reported are the amounts of total compensation reported for Mr. Sandgaard during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) value of equity awards issued and vested during the reported fiscal year. See Table below for further information.

(3)	The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our CEO, in the Summary Compensation Table for fiscal years 2024, 2023 and 2022.
(4)

The dollar amounts reported represent the average amount of “compensation actually paid”, as computed in accordance with SEC rules, for our NEOs, other than our CEO. The dollar amounts reported are the average of the total compensation reported for our NEOs, other than our CEO in the Summary Compensation Table for fiscal years 2024, 2023 and 2022, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested, or through the end of the reported fiscal year, and (iii) value of equity awards issued and vested during the reported fiscal year.

(5)

Assumes an investment of $100 for the period starting on December 31, 2020 through the end of the listed fiscal year. The closing prices of the Company’s common stock as reported on Nasdaq, as applicable, on the following trading days were: (i) $12.24 on December 31, 2020; (ii) $9.06 on December 30, 2021; (iii) $13.91 on December 30, 2022; (iv) $10.89 on December 29, 2023; and (v) $8.01 on December 31, 2024.

To calculate the amounts in the “Compensation Actually Paid to CEO” column in the table above, the following amounts were deducted from and added to (as applicable) our CEO’s “Total” compensation as reported in the Summary Compensation Table:

			Fair	Fair Value		Fair Value
			Value as	Year over		Increase or
			of Year End	Year Increase		Decrease from
		Reported	for Unvested	or Decrease in	Fair Value	Prior Year
	Summary	Value of	Awards	Unvested	of Awards	end for
	Compensation	Equity	Granted	Awards	Granted and	Awards that	Compensation
	Table Total	Awards	During	Granted in	Vested During	Vested during	Actually Paid to
Year	for CEO	for CEO(1)	the Year	Prior Years	the Year	the Year	CEO
2024	$991,810	$112,458	$90,104	$(23,708)	$8,637	$(15,363)	$939,022
2023	$1,217,895	$225,065	$218,497	$(24,100)	$32,517	$(56,386)	$1,163,358
2022	$1,358,833	$223,350	$71,164	$13,108	$51,175	$(297)	$1,270,633
(1)	Represents the grant date fair value of the equity awards to our CEO, as reported in the Summary Compensation Table.

To calculate the amounts in the “Compensation Actually Paid to Non-CEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average “Total” compensation of our Non-CEO NEOs as reported in the Summary Compensation Table:

			Fair	Fair Value		Fair Value
			Value as	Year over		Increase or
		Reported	of Year End	Year Increase		Decrease from
	Summary	Value of	for Unvested	or Decrease in	Fair Value	Prior Year
	Compensation	Equity	Awards	Unvested	for Awards	end for	Compensation
	Table Total	Awards for	Granted	Awards	Granted and	Awards that	Actually Paid to
	for Non-CEO	Non-CEO	During	Granted in	Vested During	Vested during	Non-CEO
Year	NEOs	NEOs(1)	the Year	Prior Years	the Year	the Year	NEOs
2024	$809,457	$274,766	$223,267	$(127,714)	$6,048	$(35,321)	$600,972
2023	$798,772	$362,049	$370,739	$(162,864)	$22,762	$(165,840)	$501,520
2022	$710,753	$320,742	$75,900	$129,295	$35,827	$(37,162)	$593,871
(1)	Represents the grant date fair value of the equity awards to our Non-CEO NEOs, as reported in the Summary Compensation Table.

Relationship between Pay and Performance

Our “total shareholder return,” as set forth in the above table, during the four-year period ended December 31, 2024 decreased by 35% compared to (a) a decrease in “compensation actually paid” to our CEO to $939,022 in 2024 from $1,163,358 in 2023 and (b) an increase in average “compensation actually paid” to our non-CEO NEOs to $600,972 in 2024 from $501,520 in 2023. In addition, our net income during the period ended December 31, 2024 decreased by 69.2% compared to the prior year, to $3.0 million in 2024 from $9.7 million in 2023 compared to the aforementioned changes in “compensation actually paid” to our CEO and non-CEO NEOs.

Our “total shareholder return,” as set forth in the above table, during the three-year period ended December 31, 2023 decreased by 11% compared to (a) a decrease in “compensation actually paid” to our CEO to $1,163,358 in 2023 from $1,270,633 in 2022 and (b) a decrease in average “compensation actually paid” to our non-CEO NEOs to $501,520 in 2023 from $593,871 in 2022. In addition, our net income during the period ended December 31, 2023 decreased by

42.9% compared to the prior year, to $9.7 million in 2023 from $17.0 million in 2022 compared to the aforementioned changes in “compensation actually paid” to our CEO and non-CEO NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 18, 2025 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its common stock. The address for each of our officers and directors is c/o Zynex, Inc. 9655 Maroon Circle, Englewood, CO 80112.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares of common stock outstanding on March 18, 2025, adjusted as required by rules promulgated by the SEC.

	Shares of Common Stock
	Beneficially Owned(1)
	Number of	Percentage
Name and Address of Beneficial Owner	Shares	Ownership
Thomas Sandgaard (2)	14,317,141	47.35%
Daniel Moorhead (3)	309,116	1.01%
Anna Lucsok (4)	50,580	*	%
Barry D. Michaels (5)	73,334	*	%
Michael Cress (5)	73,334	*	%
Joshua R. Disbrow (5)	80,334	*	%
All current executive officers and directors as a group (6 persons)	14,903,839	49.28%
*	Less than one percent (1.0%).
(1)

Percentage of common stock beneficially owned is based on 30,227,354 shares of common stock outstanding on March 18, 2025. We have deemed shares of common stock related to stock awards that are currently exercisable or exercisable within 60 days of March 18, 2025 to be outstanding and to be beneficially owned by the person holding the stock award for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Includes 4,400 stock options which are exercisable within 60 days of March 18, 2025 and 3,748 shares of restricted stock which vest within 60 days of March 18, 2025.
(3)	Includes 293,986 stock options which are exercisable within 60 days of March 18, 2025 and 3,748 shares of restricted stock which vest within 60 days of March 18, 2025.
(4)	Includes 8,800 stock options which are exercisable within 60 days of March 18, 2025 and 6,623 shares of restricted stock which vest within 60 days of March 18, 2025.
(5)	Includes 834 shares of restricted stock which vest within 60 days of March 18, 2025.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2024, all

Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except Thomas Sandgaard filed one report late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Our Nominating and Corporate Governance Committee has responsibility for reviewing and, if appropriate, for approving any related party transactions that would be required to be disclosed pursuant to applicable SEC rules.

There were no transactions since the beginning of the Company's last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Director Independence

Barry D. Michaels, Michael Cress, and Joshua R. Disbrow are each “independent” within the meaning of Nasdaq Rule 5605(b)(1).

FORWARD LOOKING STATEMENTS

We caution you that certain information in this proxy statement may contain, in addition to historical information, “forward- looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon management’s beliefs, as well as on assumptions made by management. These forward-looking statements involve known and unknown risks, uncertainties and other factors that cause our actual results, performance or achievements to be materially different from what we say or imply with such forward-looking statements. When we use the words “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “plans,” “seeks” or “continues,” or similar expressions, we intend to identify forward-looking statements. You should be aware that forward-looking statements and statements of expectations, plans and intent are subject to a greater degree of risk.

Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions, we cannot assure you that our actual results, performance or achievements will meet these expectations. Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT ZYNEX

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, may be accessed free of charge through our website, as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. Also, our Code of Business Conduct and Corporate Governance Guidelines, as well as the Charters for our Audit, Compensation and Nominating and Governance Committees are available on our website and amendments to, or waivers of, the Code of Business Conduct will be disclosed on our website. The address of our website is www.zynex.com; however, the information found on our website is not part of this proxy statement.

Our common stock is traded on the Nasdaq Global Market under the symbol ZYXI.

This proxy statement has been preceded by the Annual Report for fiscal year ended December 31, 2024. Stockholders are referred to such report for financial and other information about the activities of the Company.

Our transfer agent is Colonial Stock Transfer Company, Inc. Their address is 7840 S. 700 E. Sandy, UT 84070.

You may request copies of documents we have filed with the SEC, as well as copies of documents that appear on our website, from us, without charge, upon written or oral request to:

Zynex, Inc.

9655 Maroon Circle

Englewood, CO 80112

Attn: Daniel Moorhead, Chief Financial Officer

Tel: (800) 495-6670

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2026 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 – Stockholder Proposals) and received by the Secretary of the Company on or before December 1, 2025. A stockholder proposal or nomination for director for consideration at the 2026 annual meeting but not included in the proxy statement and proxy must be received by the Secretary of Zynex no earlier than November 1, 2025 and no later than December 1, 2025. The submission of a stockholder proposal does not guarantee that it will be presented at the annual meeting. Stockholders interested in submitting a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable federal securities laws and Zynex’ bylaws, as applicable.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Thomas Sandgaard
Chairman, President and Chief Executive Officer

__________________________________________________ ZYNEX, INC. 9655 MAROON CIRCLE, ENGLEWOOD, CO 80112 <Shareholder Name> <Shareholder Address1> <Shareholder Address2> <Shareholder Address3> Voting Instructions You can vote by Internet or Telephone! Instead of mailing your proxy, you may choose one of the three voting options outlined below. VOTE BY INTERNET – www.colonialstock.com/zynex2025 ▪ You can view the ZYNEX, INC. Annual Report and Proxy Statement and submit your vote online at the website listed above up until 5:00 PM ET on 05/14/2025. You will need the control number below in order to do so. ▪ Follow the instructions on the secure website to complete your vote. VOTE BY PHONE – 877-285-8605 ▪ You may vote by phone until 5:00 PM ET on 05/14/2025. ▪ Please have your notice and proxy card in hand when you call. VOTE BY MAIL • If you have not voted via the internet OR telephone, mark, sign and return your proxy ballot in the postage-paid envelope provided. • Votes by mail must be received by 05/14/2025. THIS PROXY BALLOT IS VALID ONLY WHEN SIGNED AND DATED. The undersigned hereby appoints Thomas Sandgaard and Daniel Moorhead, and each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of common stock, $0.001 par value per share ("Shares") of Zynex, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9655 Maroon Circle, Englewood, CO 80112 on May 15, 2025, at 9:00 a.m., Colorado time, and directs that the Shares represented by this proxy shall be voted as indicated below: 1. Election of Directors Nominees: 1) Thomas Sandgaard 2) Barry D. Michaels 3) Michael Cress 4) Joshua R. Disbrow 2. To ratify the selection of CBIZ CPAs P.C. as our independent registered public accounting firm to audit the consolidated financial statements of Zynex, Inc. for our fiscal year ending December 31, 2025. For Against Abstain    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. The board of directors recommends a vote FOR all the nominees for director in Proposal 1 and FOR Proposal 2. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Proposals 1 and 2. Please indicate if you plan to attend this meeting. Yes No   Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing. Signature Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Control #: 0000 0000 0000 For Withhold For All To withhold authority to vote for any All All Except any individual nominee(s), mark “For All Except” and write the number(s of the nominee(s) on the line below.   